Exhibit 5.3

Consent of Independent Engineers

We hereby consent to the use of and reference to our name and our reports, and the inclusion and incorporation by reference of information derived from our report auditing estimates of the natural gas, natural gas liquids and conventional oil reserves attributable to Husky Energy Inc. (the “Company”) as of December 31, 2012 (the “Report”), in the Company’s registration statement on Form F-10.

We also consent to the references to us under the headings “Experts” in the registration statement.

Sincerely,
McDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ B. J. Wurster
B. J. Wurster, P. Eng. Vice President Calgary, Alberta, Canada October 22, 2013

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